EXHIBIT 10.8
AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDMENT (“Amendment”) made effective on December 31, 2008 to the amended and restated employment agreement dated as of May 1, 2006 (the “Employment Agreement”), among Celgene Corporation, a Delaware corporation (the “Company”), and Robert J. Hugin (the “Executive”).
WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, effective December 31, 2008, the Employment Agreement is hereby amended as follows:
1. Section 3(d) of the Employment Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:
“Notwithstanding the foregoing, such stock options may not be exercised beyond their stated term.”
2. Section 3(f) of the Employment Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:
“Any reimbursements made pursuant to this Section 3(f) shall be subject to Section 22(c) hereof.”
3. Section 4 of the Employment Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:
“Any reimbursements made pursuant to this Section 4 shall be subject to Section 22(c) hereof.”

4. The last paragraph of Section 10(c) is hereby amended in its entirety to read as follows:
“With respect to the health benefits under (iii) above, Employee (and, if applicable, Employee’s dependents) shall timely elect continuation of group health coverage following the termination of Employee’s employment in accordance with the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). Provided that Employee timely elects COBRA coverage, the Company shall reimburse Employee (and, if applicable, Employee’s dependents), for a period of eighteen (18) months following Employee’s termination for the monthly premium for such COBRA coverage in an amount equal to 600% of such monthly premium on a tax grossed-up basis (to the extent such monthly premium is taxable), payable in a lump sum on the first payroll date following the six (6) month anniversary of the date of termination, and, beginning on the first day of the seventh (7th) month following the date of termination, the Company shall pay to Employee on the first payroll date in each month following the termination date an amount equal to 100% of the monthly premium for such COBRA coverage for the applicable month on a tax grossed-up basis (to the extent such monthly premium is taxable). Following the expiration of the applicable COBRA period, in the event the plan under which Employee and his dependents were receiving health benefits immediately prior to Employee’s date of termination is not fully-insured, then the Company shall either, as determined by the Company in its sole discretion: (A) provide health coverage to Employee and his dependents pursuant to a fully-insured replacement policy or (B) in lieu of such health coverage, pay Employee for the remainder of the three-year period, monthly cash payments equal to the premium cost the Company would have otherwise paid for such benefits for Employee and Employee’s dependents, on a tax grossed-up basis, as determined on the termination date (adjusted for increase in the cost-of-living index, as defined in Treasury regulation § 1.401(a)(9)-6, Q&A-14(b)(2)). In lieu of the above, in the event the plan under which Employee and his dependents were receiving health benefits immediately prior to Employee’s date of termination is fully-insured and the terms of such plan permit Employee and Employee’s dependents to remain covered thereunder following his termination of employment, then Employee and Employee’s dependents shall receive continued coverage under such plan to the extent permitted thereunder and any such coverage shall run concurrently with the COBRA period following the date of termination.”
5. The first sentence of Section 10(d) of the Employment Agreement is hereby amended to insert “Except to the extent provided in Section 10(e)” at the beginning thereof.

6. Section 10(e) of the Employment Agreement is hereby amended to the following at the end thereof to read as follows:
“Notwithstanding the foregoing, with respect to a termination pursuant to Section 10(c) upon a Change in Control due to Employee’s termination without Cause or for Good Reason within ninety (90) days prior to a Change in Control, Change in Control shall mean the occurrence of the following:
(i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his capacity as trustee), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) of the total combined voting power of the Company’s then outstanding securities;
(ii) a Transaction other than (A) a Transaction involving only the Company and one or more of its subsidiaries, or (B) a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person (other than those covered by the exceptions in (a) above) becomes the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;
(iii) during any period of one (1) year beginning on or after the date hereof, the Incumbent Directors ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing, unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or any other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or
(iv) the consummation of a sale of all or substantially all of the Company’s assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale.
Notwithstanding anything herein to the contrary, the definition of Change in Control for purposes of this Section 10(e) shall only constitute a Change in Control for this purpose if the Change in Control constitutes a “change in the ownership of the corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” pursuant to Section 409A of the Code.”

7. Section 11(a) of the Employment Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:
“The reduction of the Company Payments to the Reduced Amount, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 10(c)(iv); (ii) Section 10(c)(i); and (iii) Section 10(c)(iii).”
8. The first sentence of Section 11(c) of the Employment Agreement is hereby amended in its entirety to read as follows:
“For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed to pay taxes at the actual marginal rates of federal, state and local income taxation in the calendar year in which any such Gross-up Payment is to be made.”
9. Section 11(d) of the Employment Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:
“Notwithstanding the foregoing, any Gross-up Payment shall in all events be paid within 60 days following the date on which Employee is required to remit the Excise Tax. In the event that the Company is required to make an additional Gross-up Payment as a result of a later and final determination by the Internal Revenue Service, then such additional Gross-up Payment shall be paid by the Company no later than the date by which such taxes were due to have been paid as a result of such final and non-appealable determination, and in all events by the end of the taxable year following the date of such determination, or on such earlier date as payment is due to avoid the Employee becoming subject to the entry of a judgment against him or other action by the Internal Revenue Service to enforce such assessment.”
10. Section 22 of the Employment Agreement is hereby amended in its entirety to read as follows:
“22. Section 409A of the Code.
(a) Although the Company does not guarantee to Employee any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Code Section 409A, the Company shall, upon Employee’s specific request, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.

(b) To the extent a payment or benefit is deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.
(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 22nd day of December, 2008.

EXECUTIVE

/s/ Robert J. Hugin
Robert J. Hugin

CELGENE CORPORATION

By:	/s/ Sol J. Barer
Name: Sol J. Barer
Title: Chief Executive Officer